Exhibit 99.1

Sky Petroleum Reports H2 Well Returns to Production

Mubarek H2 well Production totaled 630 barrels for November 2009

AUSTIN, Texas--(BUSINESS WIRE)--December 15, 2009--Sky Petroleum, Inc. (OTCBB: SKPI), an oil and gas company, today reports that on November 17, 2009 the Mubarek H2 well came back on line. The H2 well produced 630 barrels during 13 days it was on line during the month. In addition for the month ending November 30, 2009 Mubarek production from the K2-ST4 well totaled 5,538 barrels of oil or 185 bopd.

About Sky Petroleum

Sky Petroleum (OTCBB: SKPI) is an oil and gas exploration company. Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com.

Safe Harbor

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the capability of making necessary repairs to the wells, the ability to enhance and stabilize production from the wells, the total cost of drilling and operating the wells, the production could drop below current rates due to the unstable nature of the wells, the accuracy of estimated production rates and the price of crude oil, the accuracy of operating costs and monthly revenue forecasts, the timing and success of other proposed infill drilling programs, the contemplated continued production at the Mubarek Field, if any, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum's intended plan. Additional discussion of these and other risk factors affecting the company's business and prospects is contained in the company's periodic filings with the SEC.

CONTACT:
Sky Petroleum, Inc.
Investor and Public Relations, 512-687-3427
info@skypetroleum.com